EXHIBIT 99

                        Press Release dated June 5, 2002


Press Release
The First National Bank of Litchfield

   First Litchfield Financial Corporation Announces Director Retirements, The Election of a New Chairman, the Appointment of New President and the Declaration
                       of its Regular Quarterly Dividend

Litchfield, Connecticut, June 5, 2002...First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported the retirements of Chairman Ernest W. Clock and John H. Field from the Board of Directors today. It was also announced that Charles E. Orr was elected Chairman of the Board for both companies.

Ernest W. Clock of Litchfield, was elected to the Board of the Bank in 1973 and served as its chairman since 1983. During his 19-year tenure as chairman, the Bank established the holding company, First Litchfield Financial Corporation. Its subsidiary, The First National Bank of Litchfield grew from a three-branch community bank with assets of $64 million, to a six-branch institution with assets totaling close to $300 million. Mr. Clock is the chairman of F. North Clark Insurance Agency in Litchfield.

John H. Field of Washington, CT has served on the Boards of the Company and Bank since 1990. During this time he had served as a member of the Trust, Loan, Investment and Planning Committees of the Company and the Bank. Mr. Field was instrumental in the formulation of the strategic plans for the Company and Chaired the Planning Committee of the Company. Mr. Field is retired and formerly served as Executive Vice President of Union Carbide Corporation.

At the most recent Meeting of the Boards of Directors of First Litchfield Financial Corporation and The First National Bank of Litchfield, Mr. Charles E. Orr of Litchfield was elected Chairman of the Boards of Directors of both the Company and the Bank. Mr. Orr was elected as a director in 1982 and has served on the Bank's Compensation, Loan and Audit Committees. Mr. Orr is the President of New Milford Volkswagen of New Milford, CT.

The Board also appointed Joseph J. Greco to serve as President and Chief Executive Officer and a Director of First Litchfield Financial Corporation and The First National Bank of Litchfield effective June 17, 2002. Mr. Greco replaces Jerome J. Whalen, who will retire as the President and Chief Executive Officer and Director of the Company and the Bank this month.

The Directors of First Litchfield Financial Corporation also declared its regular $.10 per share quarterly cash dividend for shareholders of record on June 21, 2002, payable July 25, 2002.


The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814.


Contact Person:  Carroll A. Pereira, Vice President
                     (860) 567-2674 ext. 301